Exhibit 10.6.11
RENT REVIEW MEMORANDUM

Premises:	Watermans Park High Street Brentford

Lease:	A Lease dated 9 May 2000 made between Proctor & Gamble (L&CP) Limited(1) Total Research Limited (2) and Total Research Corporation (3) (the “Lease”)

Current Landlord:	Proctor & Gamble (L&CP) Limited (the “Landlord”)

Current tenant:	HI Europe Limited (the “Tenant”)

Revised annual rent:	Two Hundred and sixty thousand and sixty two pounds and 50 pence (£260,662.50) (the “Revised Rent”)

Review date:	24 June 2005 (the “Review Date”)
This memorandum records the fact that the rent first reserved by the Lease was reviewed and fixed in accordance with the provisions of the Lease by the Landlord and the Tenant at the Revised Rent from and including the Review Date (subject to any further review in accordance with the provisions of the Lease.)
Dated:      \s\ illegible     , 2005

SIGNED on behalf of the Landlord:	\s\ illegible

SIGNED on behalf of the tenant:	\s\ illegible